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                                                                    Exhibit 10n
                                   AGREEMENT


     AGREEMENT, made and entered into the 5th day of December, 1995, by and between Kmart Corporation, a Michigan corporation (together with its successors and assigns permitted under this Agreement, the "Company"), and Warren Flick (the "Executive").

                              W I T N E S S E T H
                              -------------------

     WHEREAS, the Company desires to employ the Executive and to enter into an agreement concerning such employment (this "Agreement") and the Executive desires to enter into this Agreement and to accept such employment, subject to the terms and provisions of this Agreement;

     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive (individually a "Party" and together the "Parties") agree as follows:

      1.  Definitions.

          (a) "Affiliate" of a person or other entity shall mean a person or other entity that directly or indirectly controls, is controlled by, or is under common control with the person or other entity specified.

          (b) "Base Salary" shall mean the salary provided for in Section 4 below or any increased salary granted to the Executive pursuant to Section 4.

          (c) "Board" shall mean the Board of Directors of the Company.

          (d)  "Cause" shall mean:

                  (i) the Executive is convicted of a felony involving moral turpitude or any other felony if in the case of such other felony the Executive is unable to show that he (A) acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and (B) had no reasonable cause to believe his conduct was unlawful; or

                  (ii) the Executive engages in conduct that constitutes willful gross neglect or willful gross misconduct in carrying out his duties under this Agreement, resulting, in either case, in material harm to the Company, unless the Executive believed in good faith that such act or nonact was in or not opposed to the best interests of the Company.

          (e) A "Change in Control" shall have the meaning set forth in Section 5(B) of the Company's 1992 Stock Option Plan (the "1992 Plan") as in effect on the date hereof.

          (f) "Committee" shall mean the Compensation and Incentives Committee of the Board or any other committee of the Board performing similar functions.

          (g) "Constructive Termination Without Cause" shall mean a termination of the Executive's employment at his initiative as provided in Section 10(d) below within six months following the occurrence, without the Executive's prior written consent, of one or more of the following events (except in consequence of a prior termination):


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                 (i) a reduction in the Executive's then current Base Salary or on-plan target bonus opportunity under the Company's Annual Incentive Bonus Plan or any similar plan (the "Bonus Plan") below the minimum opportunity set forth herein or the termination or material reduction of any employee benefit or perquisite enjoyed by him (other than as part of an across-the-board reduction of such benefit or perquisite applicable to all executive officers of the Company);

                (ii) removal of the Executive from any of the positions described in Section 3 below;

               (iii) a material diminution in the Executive's duties or responsibilities or the assignment to the Executive of duties which are materially inconsistent with his duties or which materially impair the Executive's ability to function in his position;

                (iv) the relocation of the Company's principal office, or the Executive's own office location as assigned to him by the Company, to a location more than 35 miles from Troy, Michigan; or

                 (v) the failure of the Company to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets of the Company within 15 days after a merger, consolidation, sale or similar transaction.

          (h) "Disability" shall mean the Executive's inability to substantially perform his duties and responsibilities under this Agreement by reason of any physical or mental incapacity for a period of 180 consecutive days.

          (i) "Stock" shall mean the Common Stock of the Company.

          (j) "Subsidiary" of the Company shall mean any corporation of which the Company owns, directly or indirectly, more than 50% of the Voting Stock.

     2.   Employment.

          The Company hereby employs the Executive, and the Executive hereby accepts such employment, commencing as of the earlier of 6:00 p.m. on December 31, 1995, or, in the event the Executive is released or resigns from his current position prior to such date, the date which is not more than five business days following the date of such release (such commencement date being referred to as the "Effective Date"). The Executive's employment with the Company shall be subject to termination in accordance with the terms of this Agreement.

     3.   Position, Duties and Responsibilities.

          (a) During his employment with the Company, the Executive shall be employed and serve as an Executive Vice President of the Company and as President & General Merchandise Manager, U.S. Kmart Stores (or such other position or positions as may be agreed upon in writing by the Executive and the Company) and shall report to the Chief Executive Officer of the Company ("CEO").

          (b) The Executive shall perform such duties and carry out such responsibilities incident to his position as may be determined from time to time by the CEO, which shall be consistent with the duties and responsibilities customarily performed by persons in a similar executive capacity. The Executive shall have primary responsibility for all merchandising, marketing and inventory planning and management (including foreign

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buying functions), but excluding any such responsibilities relating to groceries and consumables. The Executive shall devote substantially all of his business time, attention and skill to the performance of such duties and responsibilities, and shall use his best efforts to promote the interests of the Company. The Executive shall not, without the prior written approval of the CEO, engage in any other business activity which would materially interfere with the performance of the Executive's duties and responsibilities hereunder or which is in violation of policies established from time to time by the Company.

          (c) Anything herein to the contrary notwithstanding, nothing shall preclude the Executive from (i) serving on the boards of directors of a reasonable number of other corporations or the boards of a reasonable number of trade associations and/or charitable organizations (subject to the reasonable approval of the CEO), (ii) engaging in charitable activities and community affairs, and (iii) managing his personal investments and affairs, provided that such activities do not materially interfere with the proper performance of his duties and responsibilities hereunder.

     4.   Base Salary.

          During his employment with the Company, the Executive shall be paid an annualized Base Salary, payable in accordance with the regular payroll practices of the Company, of $600,000. The Base Salary shall be reviewed no less frequently than annually (commencing in the Spring of 1996) for increase in the discretion of the Board and/or the Committee.

     5.   Hiring Payment; Annual Incentive Awards.

          Provided the Executive shall have reported for work at the Company's headquarters and, if requested by the Company, affirmed in writing that he has ceased employment with his current employer, the Company shall, within five business days following the Effective Date (but in no event prior to January 2, 1996), make a hiring payment to the Executive in the amount of $1,000,000 (the "Hiring Payment"). During his employment with the Company, the Executive shall participate in all annual incentive award programs, including, without limitation, commencing with the Fiscal Year beginning on or about February 1, 1997, the Bonus Plan. The Executive shall receive a guaranteed bonus of $300,000 for the fiscal year ending on or about January 31, 1997. Thereafter, the Executive shall have an on-plan target bonus opportunity each year under the Bonus Plan of an amount equal to fifty percent (50%) of the Executive's Base Salary, which amount shall be payable if the performance goals established by the Committee for the relevant year are met. If such performance goals are exceeded, the Executive shall receive a greater amount as determined in accordance with guidelines established by the Committee, but not more than 225% of the target bonus, unless the Committee shall increase the maximum payable under such guidelines. If such performance goals are not met, the Executive shall receive a lesser amount as determined in accordance with guidelines established by the Committee, consistent with the guidelines applicable to other senior executives of the Company. Payment of annual incentive awards shall be made at the same time that other senior-level executives receive their incentive awards. The Executive shall participate in the Company's Management Stock Purchase Plan, which requires that a minimum of 20% of an officer's annual bonus be used to purchase restricted stock of the Company under such plan. The Executive also acknowledges that payment of any cash compensation in excess of $1,000,000 per year which is not deductible by the Company by reason of Section 162(m) of the Internal Revenue Code of 1986, as amended, is subject to mandatory deferral under the Company's Executive Deferred Compensation Plan. The Company acknowledges that the Hiring Payment shall not constitute an annual bonus for purposes of the Management Stock Purchase Plan.

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     6.   Long-Term Incentive Programs.

          (a) General. During his employment with the Company, the Executive shall be eligible to participate in the long-term incentive programs of the Company, any awards under such programs to be in the sole discretion of the Committee. In any event, he shall be entitled to the awards described in Section 6(b) below.

          (b) Stock Option Awards. The Company shall grant to the Executive non-qualified stock options under the 1992 Plan, substantially in the form attached hereto as Exhibit A, as follows: an option to purchase 400,000 shares of Stock as of the Effective Date and an option to purchase a minimum of 250,000 shares of Stock no later than May 1, 1996 (the "Options"). Subject to the terms of this Agreement and the provisions of the 1992 Plan, the Options shall (a) have a per share option price equal to the fair market value of the Stock as of the date of grant, (b) have a term of ten years and two days and (c) unless previously terminated, become exercisable on the third anniversary of the date of grant. Notwithstanding anything to the contrary, (i) if the Executive's employment terminates pursuant to Section 10(c) or 10(f) below prior to the third anniversary of the date of grant, or pursuant to Section 10(c) after the third anniversary of the date of grant, the Options shall terminate, (ii) if the Executive's employment terminates pursuant to Section 10(d) below, the Options, to the extent not otherwise exercisable, shall become fully exercisable and remain exercisable for the lesser of three years or the remainder of their respective terms; provided, however, that the ability of the Options to be exercised for up to three years following such termination shall be subject to the approval by Company shareholders at the 1996 annual meeting of an amendment to the 1992 Plan to such effect (which approval shall be sought by the Company only if necessary for grants of options under the 1992 Plan to comply with the requirements of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and in the absence of the need to obtain such approval, this proviso shall be of no force and effect), and (iii) if the Executive violates the provisions of Section 11 hereof, the Options shall terminate.

     7.   Employee Benefit Programs.

          During his Employment with the Company, the Executive shall be entitled to participate in all employee pension and welfare benefit plans and programs made available to the Company's senior-level executives or to its employees generally, as such plans or programs may be in effect from time to time, including, without limitation, pension, profit sharing, savings and other retirement plans or programs, medical, dental, hospitalization, short-term and long-term disability and life insurance plans, accidental death and dismemberment protection, travel accident insurance, and any other pension or retirement plans or programs and any other employee welfare benefit plans or programs that may be sponsored by the Company from time to time, including any plans that supplement the above-listed types of plans or programs, whether funded or unfunded. The Executive shall be entitled to post-retirement welfare benefits, if any, as are made available by the Company to its senior-level executives, provided that for this purpose the Executive's period of employment shall, in accordance with the last sentence of this Section 7, be deemed to be the period necessary to obtain the maximum level of such benefits. The Executive shall, in all events, be entitled during his employment with the Company to term life insurance which, together with other life insurance under the Company's term life insurance program, shall provide face amount coverage of no less than two times Base Salary, provided that the amount of such coverage in excess of $1,000,000 may be subject to a physical examination. To the extent there is a period of employment required as a condition for full benefit coverage under any employee welfare benefit program, the Executive shall be deemed to have met such requirement.

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     8.   Supplemental Pension.

          The Executive shall be entitled to participate in any nonqualified supplemental retirement plan the Company may subsequently adopt. For the purposes of determining his eligibility to participate in such subsequently adopted plan, the Executive shall be deemed to have been employed for five years prior to the Effective Date, to have received the Base Salary for each such year and to have participated in any Company plan, participation in which shall be a condition to eligibility under such subsequently adopted nonqualified supplemental retirement plan. If the Executive is eligible to participate in such subsequently adopted plan, he shall be deemed credited with five years of service under such plan as of the commencement of his employment in addition to credited service for his actual employment with the Company.

     9. Reimbursement of Business and Other Expenses; Perquisites; Vacations; Loans.

          (a) The Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement and the Company shall promptly reimburse him for all business expenses incurred in connection with carrying out the business of the Company, subject to documentation in accordance with the Company's policy. The Company shall pay all reasonable legal expenses incurred in connection with the preparation of the Executive's employment arrangements with the Company.

          (b) During his employment with the Company, the Executive shall be entitled to participate in any of the Company's executive fringe benefits, including the Company's relocation policy, in accordance with the terms and conditions of such arrangements as are in effect from time to time for the Company's senior-level executives.

          (c) The Executive shall be entitled to four weeks paid vacation per year.

          (d) Provided the Executive shall have reported to work at the Company's headquarters and, if requested by the Company, affirmed in writing that he has ceased employment with his current employer, the Company shall, within five business days following the Effective Date, make an interest-free loan to the Executive in the aggregate principal amount of $1,000,000. Such loan shall have a maturity date of January 31, 2003, provided, that so long as the Executive remains employed by the Company, as of the end of each fiscal year (commencing with the fiscal year ending on or about January 31, 1997), the Company shall forgive the following amount:

i)  On or about January 31, 1997:       the excess of (a) $1,000,000 over (b)
                                        the sum of (i) the Executive's Base
                                        Salary for the fiscal year ended on or
                                        about such date, plus (ii) the bonus
                                        payable under Section 5 hereof in
                                        respect of such fiscal year.


(ii)  On or about each subsequent       the excess of (a) $1,000,000 over (b)
      January 31 (until the principal   the Executive's Base Salary for the
      amount of the loan has been       fiscal year ended on or about such
      reduced to zero):                 January 31.


In the event the Executive's employment terminates pursuant to Section 10(c) or 10(f) hereof, the then outstanding principal amount of the loan shall

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become due and payable immediately.  If the Executive's employment terminates due to death or Disability or pursuant to Section 10(d) or 10(e) hereof, the remaining outstanding principal amount of the loan shall be forgiven.

     10.  Termination of Employment.

          (a) Termination Due to Death. In the event the Executive's employment is terminated due to his death, his estate or his beneficiaries as the case may be, shall be entitled to:

                 (i)  Base Salary through the date of death;

                (ii) a pro rata annual incentive award for the year in which the Executive's death occurs based on the on-plan target bonus for such year, payable in a single installment promptly after his death;

               (iii) any restricted stock award outstanding at the time of his death, subject to any forfeiture provisions set forth in the relevant restricted stock agreement;

                (iv) the balance of any incentive awards earned (but not yet paid);

                 (v) the right to exercise any stock option to the extent and for the period set forth herein or in the relevant option agreement;

                (vi) any amounts earned, accrued or owing to the Executive but not yet paid under Section 7 or 9 above; and

               (vii) other or additional benefits in accordance with applicable plans and programs of the Company,

          (b) Termination Due to Disability. In the event the Executive's employment is terminated due to his Disability, he shall be entitled in such case to the following:

                 (i) the benefits due him under the then current disability program of the Company;

                (ii) annual incentive award for the year in which termination due to Disability occurs based on the on-plan target bonus for such year, payable in a single installment promptly following termination due to Disability;

               (iii) any restricted stock award outstanding at the time of his termination due to Disability, subject to any forfeiture provisions set forth in the relevant restricted stock agreement;

                (iv) the balance of any incentive awards earned (but not yet paid);

                 (v) the right to exercise any stock option to the extent and for the period set forth herein or in the relevant option agreement;

                (vi) any amounts earned, accrued or owing to the Executive but not yet paid under Section 7 or 9 above;

               (vii) continued participation to the extent provided in medical, dental, hospitalization and life insurance coverage and in all other employee welfare plans and programs in which he was participating on

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the date of termination of his employment due to Disability until he attains age
65; and

              (viii) other or additional benefits in accordance with applicable plans and programs of the Company.

          In no event shall a termination of the Executive's employment for Disability occur unless the Party terminating his employment gives written notice to the other Party in accordance with Section 23 below.

          (c) Termination by the Company for Cause.

                 (i) A termination for Cause shall not take effect unless the provisions of this paragraph (i) are complied with. The Executive shall be given written notice by the CEO of the intention to terminate him for Cause, such notice (A) to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based and (B) to be given within six months of the CEO learning of such act or acts or failure or failures to act. The Executive shall have 10 days after the date that such written notice has been given to the Executive in which to cure such conduct, to the extent such cure is possible. If he fails to cure such conduct, the Executive shall then be entitled to written notice by the CEO confirming that, in his judgment, grounds for Cause on the basis of the original notice exist, at which time he shall thereupon be terminated for Cause.

                (ii) In the event the Company terminates the Executive's employment for Cause, he shall be entitled to:

                     (A) Base Salary through the date of the termination of his employment for cause;

                     (B) any incentive awards earned (but not yet paid);

                     (C) the right to exercise any stock option to the extent and for the period set forth herein or in the relevant option agreement;

                     (D) any amounts earned, accrued or owing to the Executive but not yet paid under Section 7 or 9 above; and

                     (E) other or additional benefits in accordance with applicable plans or programs of the Company.

          (d) Termination Without Cause or Constructive Termination Without Cause. In the event the Executive's employment is terminated without Cause, other than due to Disability or death, or in the event there is a Constructive Termination Without Cause, the Executive shall be entitled to:

                 (i) Base Salary through the date of termination of the Executive's employment;

                (ii) Base Salary, at the annualized rate in effect on the date of termination of the Executive's employment (or in the event a reduction in Base Salary is the basis for a Constructive Termination without Cause, then the Base Salary in effect immediately prior to such reduction), for a period of twenty-four (24) months; provided that the Executive and the Company may agree that the Company shall pay him the present value of such salary continuation payments in a lump sum (using as the discount rate the Applicable Federal Rate for short-term Treasury obligations as published by

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the Internal Revenue Service for the month in which such termination occurs);

          (iii) pro rata annual incentive award for the year in which termination occurs based on the Executive's on-plan target bonus for such year, payable in a single installment promptly following termination;

          (iv) an amount equal to one-twelfth (1/12) of the Executive's on-plan target bonus for the year in which termination occurs, payable monthly for a period of twenty-four (24) months; provided that the Executive and the Company may agree that the Company shall pay him the present value of the aggregate payments in a lump sum (using the discount referred to in Section 10(d)(ii) above);

          (v) any restricted stock award outstanding at the time of such termination of employment, subject to any forfeiture provisions set forth in the relevant restricted stock agreement;

          (vi) the balance of any incentive awards earned (but not yet paid);

          (vii) the right to be issued the Options under Section 6(b) and the right to exercise any stock option to the extent and for the period set forth herein or in the relevant option agreement;

          (viii) any amounts earned, accrued or owing to the Executive but not yet paid under Section 7 or 9 above;

          (ix) continued participation in all medical, dental, hospitalization and life insurance coverage and in other employee welfare benefit plans or programs in which he was participating on the date of the termination of his employment until the end of the period during which he is receiving salary continuation payments (or in respect of which a lump-sum severance payment is made); provided that the Company's obligations under this clause (ix) shall be reduced to the extent that the Executive receives similar coverage and benefits under the plans and programs of a subsequent employer; and provided further that
(x) if the Executive is precluded from continuing his participation in any employee benefit plan or program as provided in this clause (ix) of this Section 10(d), he shall be provided with the after-tax economic equivalent of the benefits provided under the plan or program in which he is unable to participate for the period specified in this clause (ix) of this Section 10(d), (y) the economic equivalent of any benefit foregone shall be deemed to be the lowest cost that would be incurred by the Executive in obtaining such benefit himself on an individual basis, and (z) payment of such after-tax economic equivalent shall be made quarterly in advance; and

                 (x) other or additional benefits in accordance with applicable plans and programs of the Company.

          (e) Termination of Employment Following a Change in Control. If, within two years following a Change in Control, the Executive's employment is terminated without Cause or there is a Constructive Termination Without Cause, the Executive shall be entitled to the payments and benefits provided in Section 10(d) above, provided that the salary and bonus continuation payments under
Section 10(d)(ii) and 10(d)(iv) shall be paid in a lump sum without any discount. Also, immediately following a Change in Control, all accrued or earned amounts that are not otherwise vested, as well as all options, restricted stock and other equity-based awards in which he is not yet vested, shall become fully vested.

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          (f) Voluntary Termination.  In the event of a termination of employment by the Executive on his own initiative, other than a termination due to death or Disability or a Constructive Termination Without Cause, the Executive shall have the same entitlements as provided in Section 10(c)(ii) above for a termination for Cause. A voluntary termination under this Section 10(f) shall be effective upon 30 days prior written notice to the Company and shall not be deemed a breach of this Agreement.

          (g) No Mitigation; No Offset. In the event of any termination of employment under this Section 10, the Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due the Executive under this Agreement on account of (i) any remuneration attributable to any subsequent employment that he may obtain, except as specifically provided in this Section 10 or (ii) any claims the Company may have against the Executive; provided, however, that, the Executive acknowledges that, in connection with a termination of employment pursuant to Section 10(c) or 10(f) hereof, the Company may deduct from any amounts owed to the Executive all or any portion of the then principal amount of the loan referred to in Section 9(d) hereof which the Executive is then obligated to repay.

          (h) Nature of Payments. Any amounts due under this Section 10 are in the nature of severance payments considered to be reasonable by the Company and are not in the nature of a penalty.

          (i) Assignment. The severance payments hereunder may not be transferred, assigned or encumbered in any manner, either voluntarily or involuntarily.

          (j) Exclusivity of Severance Payments. Upon termination of the Executive's employment, he shall not be entitled to any severance payments or severance benefits from the Company or any payments by the Company on account of any claim by him of wrongful termination, including claims under any federal, state or local human and civil rights or labor laws, other than the payments and benefits provided hereunder, except for any benefits which may be due the Executive in normal course under any employee benefit plan of the Company which provides benefits after termination of employment.

          (k) Non-competition. The Executive agrees that any right to receive severance payments hereunder will cease if the Executive breaches the provisions of Section 11 below.

          (l) Termination at Will. Notwithstanding anything herein to the contrary, the Executive's employment with the Company is terminable at will with or without Cause; provided, however, that a termination of the Executive's employment shall be governed in accordance with the terms hereof.

     11.  Non-Compete.

          (a) By and in consideration of the substantial compensation and benefits to be provided by the Company hereunder, and further in consideration of the Executive's exposure to the proprietary information of the Company, the Executive agrees that he shall not, during his employment with the Company and for a period equal to the period during which he is receiving salary continuation payments (or in respect of which a lump-sum salary continuation payment is made), directly or indirectly own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of or be connected in any manner, including but not limited to holding the positions of officer, director, shareholder, consultant, independent contractor, employee, partner, or investor, with any

Competing Enterprise; provided, however, that the Executive may invest in stocks, bonds, or other securities of any corporation or other entity (but without participating in the business thereof) if such stocks, bonds, or other securities are listed for trading on a national securities exchange or NASDAQ and the Executive's investment does not exceed 1% of the issued and outstanding shares of capital stock, or in the case of bonds or other securities, 1% of the aggregate principal amount thereof issued and outstanding. "Competing Enterprise" shall mean any person, corporation, partnership or other entity which owns and operates retail stores selling general merchandise and/or food if at least 10 of such stores have an area of 50,000 or more square feet and at least 10 of such stores with 50,000 or more square feet are within 25 miles of a Kmart retail store.

          (b) The Executive agrees that any breach of the terms of this Section would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Executive therefore also agrees that in the event of said breach or any reasonable threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Executive and/or any and all persons and/or entities acting for and/or with the Executive. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to the recovery of damages. The Executive and the Company further agree that the provisions of the covenant not to compete are reasonable. Should a court or arbitrator determine, however, that any provision of the covenant not to compete is unreasonable, either in period of time, geographical area, or otherwise, the parties hereto agree that the covenant shall be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable.

          (c) The provisions of this Section shall survive any termination of this Agreement, and the existence of any claim or cause of action by the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements of this Section.

     12.  Indemnification.

          (a) The Company agrees that if the Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is the Executive's alleged action in an official capacity while serving as a director, officer, member, employee or agent, the Executive shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company's certificate of incorporation or bylaws or resolutions of the Company's Board of Directors or, if greater, by the laws of the State of Michigan against all cost, expense, liability and loss (including, without limitation, attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if he has ceased to be a director, officer, member, employee or agent of the Company or other entity and shall inure to the benefit of the Executive's heirs, executors and administrators. The Company shall advance to the Executive all reasonable costs and expenses incurred by him in connection with a Proceeding within 20 days after receipt by the Company of

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

a written request for such advance. Such request shall include an undertaking by the Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses.

          (b) Neither the failure of the Company (including its board of directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of any Proceeding concerning payment of amounts claimed by the Executive under Section 11(a) above that indemnification of the Executive is proper because he has met the applicable standard of conduct, nor a determination by the Company (including its board of directors, independent legal counsel or stockholders) that the Executive has not met such applicable standard of conduct, shall create a presumption that the Executive has not met the applicable standard of conduct.

          (c) The Company agrees to continue and maintain a directors and officers' liability insurance policy covering the Executive to the extent the Company provides such coverage for its other executive officers.

     13.  Effect of Agreement on Other Benefits.

          Except as specifically provided in this Agreement, the existence of this Agreement shall not prohibit or restrict the Executive's entitlement to full participation in the employee benefit and other plans or programs in which senior executives of the Company are eligible to participate.

     14.  Assignability; Binding Nature.

          This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of the Executive) and assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. The Company further agrees that, in the event of a sale of assets or liquidation as described in the preceding sentence, it shall take whatever action it legally can in order to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of the Company hereunder. No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than his rights to compensation and benefits, which may be transferred only by will or operation of law, except as provided in Section 20 below.

     15.  Representation.

          The Company represents and warrants that it is fully authorized and empowered by action of the Board to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization.

     16.  Entire Agreement.

          This Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations

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and undertakings, whether written or oral, between the Parties with respect thereto.

     17.  Amendment or Waiver.

          No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Executive and an authorized officer of the Company. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Executive or an authorized officer of the Company, as the case may be.

     18.  Severability.

          In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

     19.  Survivorship.

          The respective rights and obligations of the Parties hereunder shall survive any termination of the Executive's employment to the extent necessary to the intended preservation of such rights and obligations.

     20.  Beneficiaries/References.

          The Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive's death by giving the Company written notice thereof. In the event of the Executive's death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

     21.  Governing Law/Jurisdiction.

          This Agreement shall be governed by and construed and interpreted in accordance with the laws of Michigan without reference to principles of conflict of laws.

     22.  Resolution of Disputes.

          Any disputes arising under or in connection with this Agreement shall, at the election of the Executive or the Company, be resolved by binding arbitration, to be held in Detroit, Michigan in accordance with the rules and procedures of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. One-half of all costs incurred by the Executive in connection with such arbitration or litigation, including, without limitation, reasonable attorneys' fees, shall be borne by the Company.

     23.  Notices.

          Any notice given to a Party shall be in writing and shall be deemed to have been given when delivered personally or sent by certified

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

or registered mail, postage prepaid, return receipt requested, duly addressed to the Party concerned at the address indicated below or to such changed address as such Party may subsequently give such notice of:

If to the Company:     Kmart Corporation
                       3100 West Big Beaver Road
                       Troy, MI  48084-3163
                       Attention:  General Counsel

If to the Executive:   Warren Flick
                       c/o Kmart Corporation
                       3100 West Big Beaver Road
                       Troy, MI  48084-3163

     24.  Withholding.

          All amounts required to be paid by the Company shall be subject to reduction in order to comply with applicable Federal, state and local tax withholding requirements.

     25.  Headings.

          The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

     26.  Counterparts.

          This Agreement may be executed in two or more counterparts.

          IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date first written above.


                             Kmart Corporation

                             By: /s/ Floyd Hall
                                 -----------------------------

                                 /s/ Warren Flick
                                 -----------------------------


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